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                                                                   Exhibit 10.11



                           THOMAS & BETTS CORPORATION

                   DEFERRED FEE PLAN FOR NONEMPLOYEE DIRECTORS

                 (AS AMENDED AND RESTATED EFFECTIVE MAY 6, 1998)


                                    ARTICLE 1

                                  INTRODUCTION


     1.1  RECITALS.

          (a) Effective January 1, 1986, the Board of Directors (the "Board") of Thomas & Betts Corporation (the "Corporation") approved and adopted the Thomas & Betts Deferred Fee Plan for Nonemployee Directors for the purpose of providing nonemployee directors with the opportunity to defer receipt of compensation earned as a director to a date following termination of such service and to aid the Corporation in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well being of the Corporation.

          (b) The Thomas & Betts Deferred Fee Plan for Nonemployee Directors was amended and restated effective November 3, 1993, as the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation (the "Plan") and was further amended and restated effective January 1, 1998.

          (c) The Board, desiring to amend the Plan (i) to provide that distribution of a Participant's Stock Accounts to be made after 1998 will be made only in Common Stock, (ii) to delete Section 4.5, "Conversions,"
     (iii) to provide that, under certain circumstances, a Participant may change his or her election as to the time and method of payment of a distribution of a Stock Account or Mutual Fund Account, and (iv) to make certain other changes, hereby amends and restates the Deferred Fee Plan for Nonemployee Directors of Thomas & Betts Corporation in its entirety to read as set forth herein, effective May 6, 1998.


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     1.2 NAME AND PURPOSE. The name of this Plan is the "Deferred Fee Plan for
Nonemployee Directors of Thomas & Betts Corporation." The purpose of the Plan is as stated in Section 1.1 above.

     1.3 DEFINITIONS. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:


          (a) "Account" means a Stock Account, a Mutual Fund Account, or a pre-1998 Cash Account.

          (b) "Board" has the meaning set forth in Section 1.1(a) above.

          (c) "Board Year" means a year beginning with the day on which the annual meeting of the shareholders of the Corporation (the "Shareholders' Meeting") is held, and ending on the day prior to the annual Shareholders' Meeting in the next calendar year.

          (d) "Business Day" means a day except for a Saturday, Sunday or a legal holiday.

          (e) "Cash Account" means a bookkeeping account which reflects the Compensation deferred by a Participant for a Plan Year prior to 1998 pursuant to the provisions of the Plan then in effect.

          (f) "Cash Credit" means a credit to a pre-1998 Cash Account, expressed in whole dollars and fractions thereof.

          (g) "Committee" means a committee appointed by the Board to administer the Plan, or specific provisions of the Plan. With respect to Section 4.1(d) (regarding changes in elections) and Section 4.4 (regarding Severe Financial Hardship), the Committee shall be composed solely of two or more nonemployee directors (within the meaning of rules and interpretations under Section 16(b)), unless counsel to the Corporation determines that compliance with such requirement is not necessary. Except as provided in the preceding sentence, the Committee shall be the Corporate Governance Committee of the Board, unless otherwise determined by the Board. If the Board does not appoint a committee with respect to administration of a specific provision of the Plan, then references to Committee in the Plan shall be deemed to be references to the Board.


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          (h) "Common Stock" means (i) the common stock of the Corporation, adjusted as provided in Section 4.7, or (ii) if there is a merger or consolidation and the Corporation is not the surviving corporation thereof, the capital stock of the surviving corporation given in exchange for such common stock of the Corporation.

          (i) "Compensation" means retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof, which are payable to a Nonemployee Director during a Plan Year.

          (j) "Corporation" has the meaning set forth in Section 1.1(a) above.

          (k) "Deferred Compensation Account" means a bookkeeping account established for a Participant under the Thomas & Betts Deferred Fee Plan for Nonemployee Directors before November 3, 1993, which was converted to a Cash Account or a Stock Account on or prior to December 31, 1993.

          (l) "Elective Stock Account" means a bookkeeping account which reflects the Compensation deferred by a Participant pursuant to Section
     2.4. "Elective Stock Account" also means any Stock Account established prior to May 6, 1998.

          (m) "Fair Market Value" means the average of the high and the low sales prices of the Common Stock as reported in the New York Stock Exchange Composite Tape.

          (n) "Mutual Fund Account" means a bookkeeping account which reflects the Compensation deferred by a Participant pursuant to Section 2.5.

          (o) "Mutual Fund Credit" means a credit to the Mutual Fund Account, expressed in units or shares.

          (p) "Nonelective Stock Account" means a bookkeeping account which reflects the deferred fees credited pursuant to Article 3 on and after May 6, 1998.

          (q) "Nonemployee Director" means any individual serving on the Board who is not an employee of the Corporation or any of its subsidiaries or affiliates.

          (r) "Participant" means:


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                    (i) A Nonemployee Director who has filed an election to
               participate in the Plan under Section 2.2 of the Plan with regard to any Plan Year, or who has deferred Compensation to an Account; and

                    (ii) Any Nonemployee Director who is eligible to receive
               Stock Credits under Article 3.

          (s) "Plan" has the meaning set forth in Section 1.2 above.

          (t) "Plan Year" means the calendar year.

          (u) "Section 16(b)" means Section 16(b) of the Securities Exchange Act of 1934, as amended.

          (v) "Stock Account" means an Elective Stock Account or a Nonelective Stock Account.

          (w) "Stock Credit" means a credit to a Stock Account, calculated pursuant to Section 2.4 or Article 3.



                                    ARTICLE 2

                             ELECTIVE FEE DEFERRALS

     2.1 ELIGIBILITY. Any Nonemployee Director may participate in the Plan by making an election to defer Compensation pursuant to Section 2.2.

     2.2 ELECTION TO PARTICIPATE.

          (a) Each Nonemployee Director, and each first-time nominee for director who is not an employee of the Corporation or any of its subsidiaries or affiliates, may elect to defer payment of all or any portion of his or her Compensation that is payable during any Plan Year. Such election must be made prior to the date that services are rendered in the Plan Year in which such Compensation otherwise would be paid.

          (b) An election to defer any Compensation under Section 2.2(a) above shall be: (i) in writing; (ii) delivered to the Committee or to the Secretary of the Corporation; and (iii) irrevocable with respect to the amount of Compensation to be deferred in a current Plan


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     Year. If a director does not elect to defer Compensation payable to him or her during a Plan Year, all such Compensation shall be paid directly to such Nonemployee Director in accordance with resolutions adopted by the Board from time to time.

     2.3 MODE OF DEFERRAL.

          (a) For Plan Years commencing on or after January 1, 1998, a Participant may elect to defer all or a portion of his or her Compensation for a Plan Year to an Elective Stock Account, a Mutual Fund Account or a combination of such Accounts. Any such election shall be specified in the writing referred to in Section 2.2(b) above that is delivered by the Nonemployee Director to the Committee or to the Secretary of the Corporation. Separate Elective Stock Accounts and separate Mutual Fund Accounts, as appropriate, shall be established for a Participant for each such Plan Year only to the extent necessary to reflect the Participant's distribution elections under Section 4.1 or beneficiary designations under
     Section 4.5.

          (b) For Plan Years commencing on or after January 1, 1994 and before January 1, 1998, a Participant could elect to defer all or a portion of his or her Compensation for a Plan Year to a Cash Account, an Elective Stock Account or a combination of such Accounts. A separate Cash Account and Elective Stock Account, as appropriate, was established for a Participant for each such Plan Year only to the extent necessary to reflect the Participant's distribution elections or beneficiary designations. Separate Cash Accounts and Elective Stock Accounts were also established for the conversion of Participants' Deferred Compensation Accounts on or prior to December 31, 1993.

          (c) The Committee shall maintain such Accounts in the name of the Participant. Compensation deferred to an Elective Stock Account, a Mutual Fund Account, or a pre-1998 Cash Account shall result in Stock Credits, or Mutual Fund Credits, or Cash Credits, respectively.

     2.4 ELECTIVE STOCK ACCOUNT. The Elective Stock Account of a Participant shall be credited, as of the day of the Plan Year on which the deferred Compensation otherwise would have been payable to such Participant, with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that are equal in value to the amount of such deferred


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Compensation, using the Fair Market Value of shares of Common Stock on such day.

     As of the date any dividend is paid to holders of shares of Common Stock, such Elective Stock Account shall be credited with additional Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that are equal in value, using the Fair Market Value of shares of Common Stock on the dividend payment date, to the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Credits attributed to such Elective Stock Account as of the record date for the dividend payment. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

     2.5 MUTUAL FUND ACCOUNT. For Plan Years commencing on or after January 1, 1998, the Mutual Fund Account of a Participant shall be credited, as of a date which is no later than ten Business Days after the day of the Plan Year on which the deferred Compensation otherwise would have been payable to such Participant, with Mutual Fund Credits determined in accordance with the following. A Participant's Mutual Fund Account may consist of any one or more of the investment funds or vehicles made available by the Corporation from time to time under the Thomas & Betts Corporation Supplemental Executive Investment Plan (hereinafter referred to as "Reference Funds"). A Participant who has elected to defer all or a portion of his or her Compensation for a Plan Year to a Mutual Fund Account shall further elect which one or more of the Reference Funds shall be used for purposes of crediting hypothetical investment gains (or losses) to such Mutual Fund Account. The number of Mutual Fund Credits credited to a Participant's Mutual Fund Account, if any, shall be based on the Participant's investment election, the amount of Compensation deferred, and standard recordkeeping practices of the Reference Funds selected by the Participant. The Mutual Fund Credits shall be deemed, for bookkeeping purposes only, to increase or decrease to reflect the hypothetical earnings and the hypothetical realized and unrealized gains and losses of the Reference Funds selected by the Participant. Quarterly Participant investment elections with respect to Reference Funds shall apply to past or current contributions to the Participant's Mutual Fund Account(s), as elected by the Participant.


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     2.6 CASH ACCOUNT. The Cash Account(s) of a Participant established prior to
January 1, 1998 shall continue to be credited as of the last day of each month, or as of the date the Cash Account is distributed, if earlier, with Cash Credits in an amount equal to the product of (a) the daily average balance in such Cash Account during such month and (b) the ratio of the number of days in the month to 365 days, multiplied by the rate of interest that the Corporation, on the first business day of each January, could obtain for an investment in a one-year Certificate of Deposit, as determined by the Committee.


                                    ARTICLE 3

                            NONELECTIVE FEE DEFERRALS

     3.1 ELIGIBILITY. Effective May 6, 1998, each Nonemployee Director shall be eligible to participate in the Plan pursuant to this Article 3, unless he or she is in one of the following excluded categories:

          (a) A Nonemployee Director who is a participant in the Thomas & Betts Corporation Retirement Plan for Nonemployee Directors (the "Retirement Plan"), and who elects to continue to participate in the Retirement Plan, as described in Section 3.2; or

          (b) A Nonemployee Director who has an individual compensation agreement with the Corporation, unless such agreement expressly provides for participation under this Article 3.

     3.2 ELECTION RE RETIREMENT PLAN. On or before May 6, 1998, each Nonemployee Director who is a participant in the Retirement Plan shall elect, in writing, one of the following alternatives:

          (a) To continue to participate in the Retirement Plan, in which event he or she shall not be eligible to receive any Stock Credits under this
     Article 3; or

          (b) To cease to participate in the Retirement Plan, to participate in the Plan pursuant to this Article 3, and to have his or her accrued benefit under the Retirement Plan converted to initial Stock Credits to his or her Nonelective Stock Account established pursuant to this Section 3.2. A Nonemployee Director who makes this election shall thereby waive all rights and benefits under the Retirement Plan.


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     If a Nonemployee Director makes the election described in paragraph (b)
above, his or her Nonelective Stock Account shall be credited with initial Stock Credits under this Article 3 equal to the number of shares of Common Stock (including fractions of a share) that are equal in value to the lump sum present value of his or her accrued benefit under the Retirement Plan, using the Fair Market Value of shares of Common Stock on May 5, 1998. The lump sum present value of the Nonemployee Director's accrued benefit under the Retirement Plan shall be determined as of May 5, 1998, assuming solely for purposes of such determination (i) full vesting, (ii) retirement at age 70, or current age, if later, and (iii) an interest rate equal to the interest assumption used by the Corporation for 1998 for financial reporting purposes for qualified retirement plans.

     3.3 ANNUAL GRANT OF STOCK CREDITS. Effective for Board Years beginning on and after May 6, 1998, each Participant under this Article 3 who serves as a director for a Board Year shall be entitled to have his or her Nonelective Stock Account credited with Stock Credits as herein described. If the Participant serves as a director for the full Board Year, his or her Nonelective Stock Account shall be credited as of the close of such Board Year with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that are equal in value to $7,500, using the Fair Market Value of shares of Common Stock on the last Business Day of such Board Year. The applicable Nonelective Stock Account of a Participant under this Article 3 who serves for less than a full Board Year shall be credited as of the close of the Board Year with pro-rata Stock Credits.

     3.4 NONELECTIVE STOCK ACCOUNTS. Separate Nonelective Stock Accounts shall be established for a Participant for each Plan Year for which he or she is entitled to Stock Credits under this Article 3 only to the extent necessary to reflect the Participant's distribution elections under Section 4.1 or beneficiary designations under Section 4.5. Additional Stock Credits attributable to dividends on Common Stock shall be credited to the Nonelective Stock Accounts of Participants in the manner described in Section 2.4.


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                                    ARTICLE 4

                            DISTRIBUTION OF ACCOUNTS.

     4.1 ELECTION OF TIME AND METHOD OF PAYMENT.

          (a) Distribution of each Nonelective Stock Account of a Participant shall commence, in accordance with the Participant's election with respect to such Account, as of (i) one month following such Participant's termination of service as a director or (ii) January 15 of the Plan Year following the Plan Year in which the Participant's service as a director ceases; PROVIDED, HOWEVER, that distribution of a Nonelective Stock Account resulting from conversion of an accrued benefit under the Retirement Plan pursuant to Section 3.2(b) may not commence within six months of the date the conversion election was made. If the date elected by a Participant for commencement of such distribution is not a Business Day, such distribution shall commence as of the next succeeding Business Day.

          (b) Distribution of each Elective Stock Account, Mutual Fund Account or pre-1998 Cash Account of a Participant shall commence, in accordance with such Participant's election with respect to such Account, as of
     (i) one month following such Participant's termination of service as a director, (ii) January 15 of the Plan Year following the Plan Year in which such Participant's service as a director ceases, or (iii) January 15 of a Plan Year prior to the Plan Year in which the Participant is scheduled to retire as a director; PROVIDED, HOWEVER, that distribution of an Elective Stock Account may not commence within six months of the date a deferral election was made under Article 2 to defer Compensation to such Account, and FURTHER PROVIDED that the distribution of any Elective Stock Account or Cash Account created by conversion of the balance of a Deferred Compensation Account on or prior to December 31, 1993 shall be made pursuant to the election or elections in effect prior to November 3, 1993, with respect to such Deferred Compensation Account. If the date elected by a Participant for commencement of such distribution is not a Business Day, such distribution shall commence as of the next succeeding Business Day.

          (c) Distribution of each Stock Account, Mutual Fund Account and pre-1998 Cash Account shall be made, in accordance with the Participant's election with respect to



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     such Account, in a lump sum or in a number of annual installments (not to exceed 10). If no such election is made, distribution shall be made in a lump sum. Such payment or payments shall be in amounts determined pursuant to Section 4.3 below, and shall be made as of the date specified pursuant to Section 4.1(a) or (b) above, and such date of each succeeding Plan Year as applicable.

          (d) A Participant's elections pursuant to Section 4.1(a), (b) and (c) above must be in writing and be delivered to the Committee, or the Secretary of the Corporation, with such Participant's election to participate in the Plan for the applicable Plan Year. A Participant may change such election with respect to the time and method of payment if (i) the distribution of a Stock Account pursuant to such changed election is approved in advance by the Committee (composed in accordance with Section 1.3(g), taking into account Section 16(b)), unless counsel to the Corporation determines that such approval is not necessary for purposes of
     Section 16(b), and (ii) such election change is in writing and is received by the Committee, or the Secretary of the Corporation, at least 15 months before the earlier of (A) the date on which the Participant's service as a director ceases, or (B) if applicable, any earlier distribution date specified by the Participant in his or her original election under Section 4.1(b).

          4.2 DISTRIBUTION IN COMMON STOCK OR CASH.

          (a) Distribution of a Participant's Stock Accounts prior to January 1, 1999 shall be made only in cash, in accordance with the terms of the Plan as in effect on January 1, 1998. Distribution of a Participant's Stock Accounts on or after January 1, 1999 shall be made only in Common Stock, except that the value of any fractional share shall be paid in cash based on the Fair Market Value of the Common Stock on the date of distribution.

          (b) Distribution of a Participant's Mutual Fund Accounts or pre-1998 Cash Accounts shall be made only in cash.

          4.3 INSTALLMENT AMOUNT.

          (a) STOCK ACCOUNT. The amount of each installment with respect to a Stock Account of a Participant shall be the number of whole and fractional shares of Common Stock that



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     is equal to the product of the current number of Stock Credits attributed to such Stock Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid. Distribution shall be made in the manner provided in Section 4.2(a).

          (b) MUTUAL FUND ACCOUNT. The amount of each installment with respect to a Mutual Fund Account of a Participant shall be equal to the product of the total current value of the Participant's Mutual Fund Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid. Such installment payments shall be deemed to be made pro-rata from the Reference Funds in which such Mutual Fund Account is hypothetically invested.

          (c) CASH ACCOUNT. The amount of each installment with respect to a pre-1998 Cash Account of a Participant shall be equal to the product of the current balance in such Cash Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.

     4.4 SEVERE FINANCIAL HARDSHIP. Notwithstanding any other Section of this
Article 4, at the written request of a Participant or a Participant's legal representative, the Committee (composed in accordance with Section 1.3(g), taking into account Section 16(b)), in its sole discretion upon a finding that continued deferral will result in severe financial hardship to the Participant, may authorize (i) the payment of all or a part of a Participant's Stock Account(s), Mutual Fund Account(s), and pre-1998 Cash Account(s) in a single installment prior to the distribution commencement date(s) for such Account(s) elected by the Participant pursuant to Section 4.1, or (ii) the acceleration of payment of any multiple installments thereof.

     4.5 DISTRIBUTION UPON DEATH. Notwithstanding any other provision of this Plan, upon the death of a Participant, the Committee shall distribute all of such Participant's Accounts in a single installment to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing and delivered to the Committee. A Participant may from time to time revoke or change any such designation by written notice to the Committee. If there is no designation on file with the Committee at the time of



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the Participant's death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, or if there is a dispute among designees of a Participant, such distributions shall be made to the executor or administrator of the Participant's estate. Any distribution under this Section 4.5 shall be made as soon as practicable after the Committee is notified of the Participant's death or is satisfied as to the identity of the appropriate payee, whichever is later. A Participant's Stock Account(s) shall be distributed as provided in Section 4.2(a).

     4.6 WITHHOLDING TAXES. The Corporation shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

     4.7 ADJUSTMENT OF STOCK ACCOUNTS. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Credits with which each Stock Account of a Participant is credited shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Credits with which each Stock Account of a Participant is credited shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Corporation shall at any time be consolidated with or merged into any other corporation and holders of shares of Common Stock receive shares of the capital stock of the resulting or surviving corporation (or any consideration other than shares of capital stock), there shall be credited to each Stock Account of a Participant, in place of the Stock Credits then credited thereto, new Stock Credits in an amount equal to the product of the number of shares of capital stock (or consideration other than shares of capital stock) exchanged for one share of Common Stock upon such consolidation or merger and the number of Stock Credits with which such Account then is credited.


                                    ARTICLE 5

                                  THE COMMITTEE

     5.1 AUTHORITY. The Board may appoint separate Committees to administer specific provisions of the Plan. Each Committee


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shall, with respect to provisions for which it has administrative authority, have full power and authority to administer the Plan, including the power to
(a) promulgate forms to be used with respect to the Plan, (b) promulgate rules of Plan administration, (c) settle any disputes as to rights or benefits arising from the Plan, (d) interpret and construe the terms of the Plan, including, but not limited to, determining entitlement to benefits and the amount of such benefits, and (e) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Any decision made by the Committee shall be final and binding on the Corporation, Participants and their heirs or successors. The Committee may delegate its power and authority to administer the Plan to officers and employees of the Corporation; PROVIDED, HOWEVER, that the Committee's power and authority under Section 4.1(d) (regarding changes in elections) and Section 4.4 (regarding Severe Financial Hardship) shall not be delegated unless counsel to the Corporation determines that such delegation would not cause the loss of an exemption under Section 16(b).

     5.2 OPERATION. The Committee may act (a) by majority vote of its members meeting in person or by telephone, or (b) by consent in writing signed by all of the members of the Committee. Two members of the Committee shall constitute a quorum for the transaction of business at a meeting.

     5.3 ELECTIONS, NOTICES. All elections and notices required to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.


                                    ARTICLE 6

                                  MISCELLANEOUS

     6.1 FUNDING. All amounts payable under the Plan shall constitute a general unsecured obligation of the Corporation. The Board may, however, in the event of a change of control of the Corporation or for administrative reasons, fully fund the Plan by means of a contribution to the Thomas & Betts Corporation Agreement and Plans Trust dated May 20, 1988, as amended (the "Rabbi Trust"), or other "rabbi" trust selected by the Committee.

     6.2 NON-ALIENATION OF BENEFITS. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale,


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transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     6.3 GOVERNING LAW. This Plan shall be governed by the laws of the State of Tennessee.

     6.4 AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board at any time may terminate and in any respect amend or modify the Plan; PROVIDED, HOWEVER, that no such termination, amendment or modification shall adversely affect the rights of any Participant or beneficiary, including his or her rights with respect to Stock Credits, Mutual Fund Credits, and Cash Credits credited prior to such termination, amendment or modification, without his or her consent.

     6.5 SUCCESSORS AND HEIRS. The Plan and any properly executed elections hereunder shall be binding upon the Corporation and Participants, and upon any assignee or successor in interest to the Corporation and upon the heirs, legal representatives and beneficiaries of any Participant.

     6.6 STATUS OF PARTICIPANTS. Stock Credits are not, and do not constitute, shares of Common Stock; and Mutual Fund Credits are not, and do not constitute, shares of a mutual fund. No right as a holder of shares of Common Stock or a mutual fund shall devolve upon a Participant by reason of his or her participation in the Plan.

     6.7 STATEMENT OF ACCOUNTS. In February of each Plan Year, each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his or her Accounts under the Plan as of December 31 of such preceding Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.

     6.8 LIMITATION ON BENEFIT. No single Participant may acquire under the Plan more than one percent of the shares of Common Stock outstanding as of May 6, 1998.